UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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KELLY SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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April 7, 2014

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Kelly Services, Inc., which will be held at 11:00 a.m., Eastern Daylight Time, on Wednesday, May 7, 2014, in the Auditorium located on the First Floor of our Headquarters building at 999 West Big Beaver Road, Troy, Michigan 48084-4782.

Matters scheduled for consideration at this Meeting are the election of Directors, an advisory vote on executive compensation, and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014.

Whether you plan to attend or not, please date, sign and return the proxy card in the accompanying envelope. Your vote is important to us. If you do attend the Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We look forward to seeing you at the Meeting.

Sincerely,

TERENCE E. ADDERLEY
Executive Chairman and Chairman of the Board of Directors

CARL T. CAMDEN President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 7, 2014.

The following materials, also included with the Notice of Annual Meeting of Stockholders, are available for view on the Internet:

• Proxy Statement for the Annual Meeting of Stockholders

• Annual Report to Stockholders, including Form 10-K, for the year ended December 29, 2013

To view the Proxy Statement or Annual Report visit: www.edocumentview.com/kelyb.

Please refer to the enclosed Proxy Card and Proxy Statement for information on voting options:

Internet — Telephone — Mail

KELLY SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

Kelly Services, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Kelly Services, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company, 999 West Big Beaver Road, Troy, Michigan 48084-4782, on May 7, 2014 at 11:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect Directors as set forth in the accompanying Proxy Statement;

2.	To approve, by advisory vote, the Company’s executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014; and

4.	To transact any other business as may properly come before the Meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH DIRECTOR NOMINEE AS SET FORTH IN PROPOSAL 1, FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS SET FORTH IN PROPOSAL 2, AND FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS SET FORTH IN PROPOSAL 3.

Only holders of record of the Company’s Class B common stock at the close of business on March 19, 2014 are entitled to notice of and to vote at the Meeting.

To ensure a quorum, it is important that your proxy be mailed promptly in the enclosed envelope, which requires no postage.

April 7, 2014	By Order of the Board of Directors

999 West Big Beaver Road Troy, Michigan 48084-4782	JAMES M. POLEHNA Vice President and Corporate Secretary

KELLY SERVICES, INC.

999 West Big Beaver Road

Troy, Michigan 48084-4782

April 7, 2014

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kelly Services, Inc. (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held at its corporate offices in Troy, Michigan on May 7, 2014 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this proxy statement and enclosed form of proxy are first being sent to stockholders of the Company is April 7, 2014. If the enclosed form of proxy is executed and returned by the stockholder, it may nevertheless be revoked by the person giving it by written notice of revocation to the Corporate Secretary of the Company, by submitting a later dated proxy or by appearing in person at the Annual Meeting any time prior to the exercise of the powers conferred thereby.

If a proxy in the accompanying form is properly executed, returned to the Company and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth thereon. If no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Company’s Board of Directors on each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders and on any other matters that properly come before the Annual Meeting in such manner as may be determined by the individuals named as proxies.

Only stockholders of record of our Class B common stock, par value $1.00 per share, at the close of business on March 19, 2014, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Class B common stock is the only class of the Company’s securities with voting rights.

At the close of business on March 19, 2014, the number of issued and outstanding voting securities (exclusive of treasury shares) was 3,451,161 shares of the Class B common stock. Class B stockholders on the record date will be entitled to one vote for each share held of record.

Pursuant to the Company’s By-laws, the holders of 60% of the issued and outstanding shares of Class B common stock who are entitled to vote at a stockholders’ meeting, in person or represented by proxy, will constitute a quorum. Shares that are present and entitled to vote on any of the proposals to be considered at the Annual Meeting will be considered to be present at the Annual Meeting for purposes of establishing the presence or absence of a quorum for the transaction of business.

A “broker non-vote” occurs if a broker or other nominee indicates on the enclosed proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, but otherwise has authority to vote at the Annual Meeting. Abstentions and shares subject to broker non-votes will be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.

Under the Company’s Restated Certificate of Incorporation, directors are elected by plurality vote and the ten nominees who receive the greatest number of votes at the Annual Meeting will be elected. Withheld votes and broker non-votes will not be taken into account for purposes of determining the outcome of the election of directors.

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on such proposal will be required to approve each of the other proposals to be considered at the Annual Meeting. Abstentions will have the effect of negative votes with respect to these proposals. Broker non-votes will not be taken into account for purposes of these proposals.

This solicitation of proxies is made on behalf of the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. The solicitation of proxies will be made primarily by mail. The Company may also make arrangements with brokerage houses, custodians, banks, nominees and fiduciaries to forward solicitation material to beneficial owners of stock held of record by them and to obtain authorization to execute proxies. The Company may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

Securities Beneficially Owned by

Principal Stockholders and Management

Under regulations of the Securities and Exchange Commission (the “SEC”), persons who have power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of the common stock.

Set forth in the following table are the beneficial holdings as of the close of business on March 19, 2014, on the basis described above, of each person known by the Company to own beneficially more than five percent of the Class B common stock:

Name and Address of Beneficial Owners	Number of Shares and Nature of Beneficial Ownership		Percent Of Class
Terence E. Adderley 999 West Big Beaver Road Troy, Michigan 48084	3,213,365	(a)(b)	93.1

(a)

Includes 3,141,040 shares held by the Terence E. Adderley Revocable Trust K of which Mr. Adderley is sole trustee and has sole investment and voting power; 71,825 shares in an irrevocable trust, of which he is beneficiary and has no voting and investment power; and 500 shares held in five separate trusts of which he is a co-trustee with shared voting and investment power, in which he has no equity interest.

(b)	Mr. Adderley is deemed a “control person” of the Company under applicable regulations of the SEC and the listing standards of the Nasdaq Global Market.

Set forth in the following table are the beneficial holdings of the Company’s Class A and Class B common stock on March 19, 2014, on the basis described above, of each director and nominee, each of the named executive officers as of such date, and all directors and executive officers as a group as of such date.

	Class A Common Stock			Class B Common Stock
Directors and Named Executive Officers(a)	Number of Shares and Nature of Beneficial Ownership(b)		Percent of Class	Number of Shares and Nature of Beneficial Ownership		Percent of Class
T. E. Adderley, Executive Chairman and Chairman of the Board	3,392,325	(c)	10.0	3,213,365	(d)	93.1
C. M. Adderley, Director	610,860	(e)	1.8	1,025	(e)	*
C. T. Camden, Director and Executive Officer	404,709		1.2	100		*
J. E. Dutton, Director	31,859		*	100		*
M. A. Fay, O.P., Director	36,452		*	100		*
T. B. Larkin, Director	11,535		*	100		*
C. L. Mallett, Jr., Director	7,922		*	100		*
L. A. Murphy, Director	18,481		*	100		*
D. R. Parfet, Lead Director	39,835		*	100		*
T. Saburi, Director	1,576,169	(f)	4.7	1,475	(f)	*
B. J. White, Director	30,768		*	100		*
G. S. Corona, Executive Officer	202,398		*	100		*
P. A. Little, Executive Officer	118,722		*	100		*
M. S. Webster, Executive Officer	109,228		*	100		*
P.W. Quigley, Executive Officer	67,471		*	100		*
All Directors and Executive Officers as a Group (19 persons)	6,851,92 6,851,926		20.2	3,217,165		93.2

*	Less than 1%

(a)	Except for Maureen A. Fay, each of the named Directors is a nominee for election.

(b)

Includes shares which the individuals have a right to acquire through the exercise of stock options within 60 days. Such exercisable options include: 24,000 for T. E. Adderley; 18,000 for C. T. Camden; 9,000 for J. E. Dutton; 9,000 for M. A. Fay; 6,000 for D. R. Parfet; 9,000 for B. J. White; 7,500 for G. S. Corona; 2,500 for M. S. Webster; and 2,500 for P.W. Quigley.

(c)

Includes 3,199,855 shares held directly; 30,000 shares in a charitable trust of which Mr. Adderley is a co-trustee with JPMorgan Chase Bank, N.A.; 100,000 shares in an irrevocable trust, of which he is a beneficiary; and 38,470 shares in five separate trusts of which Mr. Adderley is a co-trustee with JPMorgan Chase Bank, N.A.

(d)	See footnotes (a) and (b) to the table above.

(e)

Includes 550,765 shares of Class A stock and 800 shares of Class B stock held in eight separate trusts of which Ms. Adderley is one of two individual trustees with J.P. Morgan Trust Company of Delaware as Corporate Trustee.

(f)

Mr. Saburi is the Executive Director of Temp Holdings Co., Ltd. (“THD”) which entered into a strategic alliance with the Company in 2010. Mr. Saburi is the designated representative of THD, which owns the reported shares. Mr. Saburi disclaims beneficial ownership of the shares held by THD.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company’s directors, executive officers and any person who beneficially owns more than 10% of the common stock (collectively, the “Reporting Persons”) are required to report their ownership of the common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and pursuant to applicable rules, the Company is required to report in its proxy statement any failure to file by these due dates. Based on certifications received from the Reporting Persons and on copies of the reports that such persons have filed with the SEC, all required reports of Reporting Persons were filed timely with the SEC for 2013.

CORPORATE GOVERNANCE

Controlled Company Exemption

Under the listing standards of the Nasdaq Global Market, we are deemed a controlled company by virtue of the fact that Terence E. Adderley, the Executive Chairman and Chairman of the Board of Directors, and certain trusts of which he acts as trustee or co-trustee, have voting power with respect to more than fifty percent of our outstanding voting stock. A controlled company is not required to have a majority of its Board of Directors comprised of independent directors. Director nominees are not required to be selected or recommended for the Board’s consideration by a majority of independent directors or a nominating committee comprised solely of independent directors, nor do the Nasdaq Global Market listing standards require a controlled company to certify adoption of a formal written charter or Board resolution, as applicable, addressing the nominations process. A controlled company is also exempt from Nasdaq Global Market requirements regarding the determination of officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors. A controlled company is required to have an audit committee composed of at least three directors, who are independent as defined under the rules of both the SEC and the Nasdaq Global Market. The Nasdaq Global Market further requires that all members of the audit committee have the ability to read and understand fundamental financial statements and that at least one member of the audit committee possesses financial sophistication. The independent directors must also meet at least twice a year in meetings at which only they are present.

We comply voluntarily with the listing standards of the Nasdaq Global Market that otherwise do not apply to controlled companies, except that our Corporate Governance and Nominating Committee is not composed entirely of independent directors.

Board of Directors

Our Board of Directors is responsible for providing stewardship and oversight of the business of the Company.

At its meeting in February 2014, our Board affirmatively determined that directors J. E. Dutton, M. A. Fay, T. B. Larkin, C. L. Mallett, Jr., L. A. Murphy, D. R. Parfet, T. Saburi and B. J. White, are independent as that term is defined by the Nasdaq Global Market listing standards, and that none of them had a material relationship with the Company. Each of them is a nominee for election at the Annual Meeting, except M. A. Fay.

The full text of our Board’s Corporate Governance Principles and the charters of the Board’s three standing committees, which are an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee, are available on the Company’s website at kellyservices.com.

Directors are expected to attend the Annual Meeting of the Stockholders, all Board meetings and all meetings of the committees on which they individually serve. The Board held seven meetings during 2013. All Directors then in office attended the 2013 Annual Meeting of Stockholders. All Directors except M.A. Fay and T. Saburi attended at least seventy-five percent of the aggregate number of meetings of the Board of Directors and the committees on which they served during 2013. The independent directors are required to and did meet in meetings at which only they were present at least twice during 2013.

Governance Structure and Risk Oversight

The Company’s leadership is vested in the Executive Chairman and Chairman of the Board of Directors (the Company’s controlling stockholder), a Lead Independent Director and the Chief Executive Officer, subject to the overall authority of the Board of Directors. The Executive Chairman and Chairman of the Board of Directors’ duties include establishing the schedule of Board meetings; establishing the agenda for Board meetings; presiding over meetings of the Board of Directors and stockholders; and leading the Directors in the exercise of their stewardship and oversight obligations. The Executive Chairman and Chairman of the Board of Directors is also charged with facilitating communication between the Board of Directors and management, both inside and outside of meetings of the Board. As long as the Executive Chairman and Chairman of the Board of Directors is not an independent Director, the independent Directors are required under the Board’s Corporate Governance Principles to elect one of the independent Directors as Lead Director. The Lead Director’s principal duties are to ensure the Board functions independent of management, to preside at meetings of the Board of Directors in the absence of the Executive Chairman and Chairman of the Board of Directors, to assist in the development of the agendas for meetings of the Board, to preside over meetings of the independent Directors in executive session and to provide feedback to the Executive Chairman and Chairman of the Board of Directors and the Chief Executive Officer on those sessions. The principal responsibilities of the Chief Executive Officer are to develop and lead the Company’s management team to effectively and efficiently produce results that are in keeping with the strategic initiatives and corporate policies established by the Board of Directors.

This leadership approach is intended to serve the interests of all stockholders of this controlled Company which has historically recognized the importance of an independent majority of its Board of Directors.

The Board’s oversight responsibilities include consideration of strategic issues and risks to the Company as well as management’s actions to address and mitigate those risks. Through its charter, the Audit Committee is charged by the Board with overseeing the Company’s risk assessment and risk management processes. The Audit Committee and Board focus on risk management strategy and risks of greatest significance, and also seek to ensure that risks assumed by the Company are consistent with the Board’s risk tolerance and risk appetite.

While the Audit Committee has responsibility for the oversight of the risk assessment and risk management process, it is the duty of the Company’s management to develop and execute its Enterprise Risk Management (“ERM”) program. The Company’s risk-related departments and functions are under the direction of the Senior Vice President, General Counsel and Assistant Secretary.

The Company continues to support and expand upon its formal ERM program established in 2007, which is a critical means of identifying and managing the Company’s key risks. Since its inception, the Company’s ERM team has, among other activities, performed assessments of risks to the Company, assisted in the development and execution of mitigation programs for critical risks, established a long-range ERM roadmap, facilitated the establishment of a corporate risk appetite and tolerance statement and participated in the integration of risk concepts within the Company’s strategic planning process.

The ERM team reports its findings to the Audit Committee on a quarterly basis. Its current activities remain focused on mitigation of specific risk exposures, analysis of the breadth and effectiveness of existing risk management practices, and maturation of measurement and monitoring practices concerning high-priority strategic and operational risks.

In addition to the reports submitted quarterly by the Company’s Vice President — Risk Management Group, the Vice President — Internal Audit independently assesses the Company’s risk management process and separately reports to the Audit Committee concerning the Company’s risk identification, prioritization and mitigation processes.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, whose current members are C. M. Adderley, T. E. Adderley, J. E. Dutton (Vice Chair), M. A. Fay (Chair), C. L. Mallett, Jr., D. R. Parfet, and B. J. White, held four meetings during 2013. The Committee’s responsibilities include assisting the Board of Directors in identifying individuals qualified to become directors, recommending to the Board the nominees for the next annual meeting of stockholders or to otherwise fill vacancies and newly created directorships, overseeing the composition, organization and governance of the Board and its committees, monitoring and evaluating Board and committee effectiveness, and developing and overseeing compliance with the Board’s Corporate Governance Principles.

Director Qualifications, Background and Diversity

The Corporate Governance and Nominating Committee makes recommendations to the Board of Directors regarding its size and composition. The Committee reviews annually with the Board the composition of the Board as a whole and proposes nominees for election to the Board who reflect the balance of qualifications, skills, experience and attributes that may provide the diversity of opinion and thought appropriate to fulfill the Board’s obligations of stewardship and oversight on behalf of stockholder interests.

In evaluating Director candidates the Committee assesses foundation qualities, takes into account special considerations and considers descriptive characteristics in light of the current composition of the Board of Directors and the Company’s strategic objectives. Foundation qualities include personal and professional ethics; integrity and values; reputation; a record of achievement in business, academia or areas relevant to the Company’s activities; independence of thought and flexibility; financial acumen and an understanding of the complexities of business organizations; independence; a willingness to devote sufficient time to become knowledgeable about the Company’s business and to carry out the duties and responsibilities of the office; and an intention to serve a sufficient time to make a meaningful contribution to the Board and the Company. Special considerations include under-represented minorities including, but not limited to, gender, race or ethnicity; international experience; experience as a Chairman or Chief Executive Officer or in a significant role at a complex, well-run company or organization; management or other relevant experience; controlling stockholder representation; experience and skill in human resource and workforce solutions; experience in a service industry; an entrepreneurial spirit; financial and accounting expertise; and/or experience as a director of a complex, well-run private or public company or organization. Descriptive characteristics include age; gender; race; education; civic and community involvement; and professional accomplishments.

The Board of Directors is responsible for approving director nominees based on the recommendation of the Committee. The Board has not adopted a policy whereby stockholders may recommend nominees for election because of the Company’s status as a controlled company.

Set forth below are the conclusions reached by the Board with regard to the nominees for election at the 2014 Annual Meeting of Stockholders.

Terence E. Adderley, Executive Chairman and Chairman of the Board of Directors, has had a distinguished fifty-six year career in the staffing industry with extensive executive management experience including service as the Company’s Chief Executive Officer. He has served as a director of large publicly held companies and numerous civic and community organizations. Mr. Adderley brings to the Board a keen sense of the staffing industry, economic and labor trends and fiscal conservatism. He is a member of the Company’s founding family and represents its interests as the controlling stockholder.

Carol M. Adderley is the daughter of Terence E. Adderley, the controlling stockholder, and the granddaughter of W. R. Kelly, the Company’s founder. It is the opinion of the Board of Directors that it is in the best interests of the Company to have the next generation of the Adderley family serve as a Director and become immersed in the operations of the Company. Ms. Adderley holds advanced degrees in the humanities and is a published author.

Carl T. Camden has served as Chief Executive Officer of the Company since 2006 and prior thereto as Chief Operating Officer. Mr. Camden has significant experience and expertise in labor markets and labor economics, marketing and leadership. He serves as a Director of Temp Holdings, Co., Ltd. (“THD”), which is one of the largest staffing firms in Japan and the Asia Pacific market. He led the Company through one of the most difficult economic periods in its history and has strategically positioned the Company to emerge as a leader in workforce solutions.

Jane E. Dutton is an expert in the field of organization behavior and has researched and published numerous works on best practices related to engagement, commitment and productivity of employees. Her understanding of factors contributing to organizational excellence provides the Board with a vital perspective on the Company’s mission to be the world’s best workforce solutions company.

Terrence B. Larkin is an attorney with thirty years experience in a business law practice. He is currently a member of the senior management team of a global manufacturing company with responsibility for legal affairs, internal audit, and global business development for mergers, acquisitions and joint ventures. He brings to the Board a unique combination of complex problem solving skills and global experience which should well serve the stockholders as the Company continues its transition to a global workforce solutions company.

Conrad L. Mallett, Jr. has extensive experience as a chief executive as well as an administrator, jurist and attorney. He brings a level of expertise in corporate governance, executive compensation, healthcare and community service that provides the Board with a diverse view of the needs and expectations of executive leadership and labor in complex organizations.

Leslie A. Murphy is a certified public accountant, former chair of the American Institute of Certified Public Accountants and former Group Managing Partner of a major independent registered public accounting firm. The Board has determined that Ms. Murphy qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and has the leadership skills to chair the Audit Committee. Her analytical capability, understanding of the economics and strategic elements of business and her expertise in enterprise risk management are especially valuable to the Board.

Donald R. Parfet brings extensive financial and operating experiences to the Board as an executive with responsibilities for numerous global businesses. He now leads business development and venture capital firms focused on the development of emerging medicines. He also serves as a director of two large publicly held companies. His global operating experience, strong financial background and proven leadership capabilities are especially important to the Board’s consideration of product and geographic expansion.

Toshio Saburi is the Executive Director and Member of the Board of Directors of THD, which is listed on the Tokyo Stock Exchange. THD and the Company entered into a strategic alliance in 2010 as a result of which Mr. Saburi was designated to serve as THD’s representative on the Company’s Board of Directors. He is also the Chief Executive Officer of TS Kelly Workforce Solutions, a joint venture between THD and the Company in North Asia. He is a certified public accountant and is responsible for THD’s financial operations, compliance and overseas operations. Mr. Saburi’s financial expertise and knowledge of Asian markets is especially valuable to the Board and management as the Company expands in the Asia Pacific market.

B. Joseph White has had a long and distinguished career in academia and business. He has special expertise in leadership, management, human resource management, organizational change and governance. His executive experience includes management development, personnel and public affairs with a global manufacturing company, leadership of a major public university, and a decade as dean of a top business school. His considerable experience as a director of for-profit and non-profit organizations serves the Board well as he is often the catalyst for ensuring effective stewardship in the interests of stockholders.

Maureen A. Fay, who has served with distinction as a member of the Board of Directors since 1997 and as Chairman of the Corporate Governance and Nomination Committee since 2003, chose not to stand for reelection.

Compensation Committee

The Compensation Committee is charged with developing the Company’s compensation philosophy and establishing and monitoring compensation programs for all employees. The Committee held four meetings in 2013.

The Committee reviews and approves all adjustments in compensation for senior officers including the administration of salary increases, short-term incentive awards under the Company’s Short-Term Incentive Plan and grants of restricted stock/units and long-term performance awards under the Company’s Equity Incentive Plan. The authority of the Committee is detailed in its charter, which is posted on the Company’s website at kellyservices.com, and in the Compensation Discussion and Analysis of this proxy statement.

To assist the Committee in making compensation recommendations for senior officers, the Company’s Human Resources Division provides the Committee with historical, survey and benchmark compensation data. The Committee also relies on the Chief Executive Officer and the other named executive officers to provide performance evaluations and compensation recommendations to assist it in its decisions regarding the total compensation of senior officers. The Committee has delegated to the Chief Executive Officer the authority to approve salary recommendations and incentive awards to officers below the rank of senior vice president.

The Committee has the authority to retain independent consultants. Consultants retained by the Committee report directly to the Committee and the Committee determines the consultants’ scope of work and fees. In 2013, the Committee retained Aon Hewitt to provide assistance with the review of executive compensation. The selection of Aon Hewitt was unanimously approved following an analysis of the consultant’s independence using factors established by the SEC.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee’s current members are J. E. Dutton, T. B. Larkin, L. A. Murphy, D. R. Parfet and B. J. White (Chair), all of whom are independent Directors. During 2013, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers served on the Company’s Compensation Committee. No current or past executive officers of the Company or its subsidiaries serve on the Compensation Committee.

Audit Committee

The Audit Committee is composed of M. A. Fay, T. B. Larkin, C. L. Mallett, Jr., and L. A. Murphy (Chair), all of whom are independent directors. The Audit Committee held five meetings in 2013. The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee’s responsibilities include monitoring the integrity of the Company’s financial statements, the Company’s system of internal controls over financial reporting, the qualifications, independence and performance of the Company’s independent registered public accounting firm, the qualifications and performance of the Company’s internal auditors, the Company’s risk assessment and risk management processes and the Company’s compliance with legal and regulatory requirements. The Committee approves or ratifies if approved under authority delegated to the Chief Financial Officer all audit, audit related, internal control related, tax and permitted non-audit services of the independent registered public accounting firm prior to engagement. The Committee also serves as the Company’s Qualified Legal Compliance Committee.

The Board has unanimously determined that L. A. Murphy qualifies as an “audit committee financial expert” within the meaning of SEC regulations and as such meets the “financial sophistication” requirements under current Nasdaq Global Market listing standards. The other members of the Audit Committee have the requisite understanding of financial statements to serve as a member of the Audit Committee. At least one member of the Audit Committee has financial management expertise.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all directors, officers and employees to help them recognize and deal with ethical issues, deter wrongdoing, provide mechanisms to report dishonest or unethical conduct and help foster a culture of honesty and accountability. The Code of Conduct addresses conflicts of interest, corporate opportunities, confidentiality, protection and proper use of assets, fair dealing, compliance with laws, rules and regulations, and Company policies, public company reporting requirements and provides an enforcement mechanism.

The full text of the Code of Conduct is posted on the Company’s website, at kellyservices.com. This information is available in print to any stockholder who requests it from the Investor Relations Department. The Company will disclose future amendments to, or waivers from the Code of Conduct for its Directors, Executive Officers and senior financial officers on its website within five business days following the date of amendment or waiver, or such earlier period as may be prescribed by the SEC.

RISK ASSESSMENT OF EMPLOYEE COMPENSATION PROGRAMS

As set forth in its charter, the Compensation Committee of the Board of Directors is charged with reviewing the Company’s compensation program risk assessment for all employee compensation programs and to report to the Board any compensation program that is reasonably likely to have a material adverse effect on the Company.

At its February 2014 meeting, the Committee received management’s Compensation Program Risk Assessment report. The report was prepared by the Company’s Human Resources Division in collaboration with the Company’s Internal Audit Department and Risk Management group. The existing compensation program risk assessment framework was reviewed and updated as needed to ensure a robust and comprehensive assessment process. The report was furnished to the Committee in advance of the meeting, including a summary of key changes and enhancements from the prior year report.

The Company’s Executive Compensation Program Risk Assessment meets the requirements of the framework developed by the Center on Executive Compensation. The factors considered in assessing executive compensation program risk were as follows:

•	The performance criteria and corresponding objectives should include a balance of performance and the quality of such performance;

•

The mix of compensation should be balanced between annual and long-term incentive opportunities; annual incentives should not provide for unlimited payouts; and annual incentive opportunities in excess of fifty percent should trigger additional Compensation Committee scrutiny;

•	The relationship between performance and incentive plan payouts should fall within the range of competitive practices determined by comparison with a representative peer group;

•	There should be a relationship between performance and payouts under the annual incentive award and the long-term incentive awards;

•	Short-term and long-term incentive performance measures and equity devices should not encourage excessive risk behavior;

•	A portion of the shares received from incentive award payouts should be retained by the participants through ownership/retention approaches;

•	The Company should adopt a clawback policy that applies in the event of the restatement of financial results or other performance criteria that impact compensation; and

•

Excessive risk should be discussed with the Compensation Committee, recorded in Committee minutes and discussed in the Compensation Discussion and Analysis section of the Company’s annual proxy statement.

To assess the risk of employee compensation programs below the executive level, the Company utilized its existing Incentive Plan Design checklist and matrix to specifically consider the risks and links to strategy associated with the payout threshold levels and significant design updates for each material incentive plan. The risks associated with each of the following elements of the design and implementation of an incentive plan were considered, as well as the steps in place to mitigate risk and ensure alignment with the Company’s strategic plan:

•

Linkage of incentive measures with business objectives, analysis of total compensation market data, determination of design elements/payout threshold levels and timely and accurate tracking of performance data;

•	Modeling, approval and communication of incentive plans;

•	Calculation, approval and communication of incentive payments; and

•	Annual plan reviews to ensure planned design updates align with business goals and budgets.

After due consideration of management’s 2014 Compensation Program Risk Assessment Report, the Compensation Committee concluded that the Company’s compensation programs do not create a reasonable likelihood of a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis explains the objectives of our compensation programs, performance outcomes the programs are designed to reward, the material elements of the compensation earned by or paid to the named executive officers, the basis for choosing and setting the amount of each element of compensation and how the elements fit into the Company’s overall compensation objectives, including pay for performance.

Our Named Executive Officers for 2013, as that term is defined by the SEC, were as follows:

•	Carl T. Camden — President and Chief Executive Officer

•	George S. Corona — Executive Vice President and Chief Operating Officer

•	Patricia A. Little — Executive Vice President and Chief Financial Officer

•	Michael S. Webster — Executive Vice President and General Manager — Americas

•	Peter W. Quigley — Senior Vice President, General Counsel and Assistant Secretary

•	Leif Agnéus(1) — Former Senior Vice President and General Manager, EMEA and APAC

(1)	Separation effective September 30, 2013.

Executive Summary

Fiscal 2013 Performance

The global economy continued its uneven recovery in 2013, accompanied by tepid job growth. Because demand for temporary labor is highly dependent on the economy, the weak economic conditions across Europe and slow economic recovery in the U.S. have impacted the staffing industry, including our business. Despite the tough environment, we remained focused on our strategy and delivered solid performance in several key areas by responding to market demand for more holistic workforce solutions.

Our long-term strategic objective is to create shareholder value by delivering a competitive profit from the best workforce solutions and talent in the industry. We develop workforce solutions, delivered by skilled talent, that help companies achieve their short and long-term business goals. Our focus is on the following areas: maintain our core strength in commercial staffing; grow our professional and technical solutions; transform our Outsourcing and Consulting Group (“OCG”) business into a market-leading provider of talent supply chain management solutions; capture permanent placement growth; and lower our costs through deployment of efficient service delivery models.

While job creation remains uncertain, it is clear that our strategy is positioning us for growth. Company revenue was down 1% from the previous year; however, we delivered solid operational performance in several key areas. Our OCG business continues to exceed expectations, delivering increased revenue of 20% and earnings from operations across all talent categories by 36% from the previous year. Our innovative talent supply chain management approach is gaining recognition and attracting high-margin business, thereby creating opportunities for significant growth well into the future. We continue to improve operational efficiency and make additional investments in our key business areas. Our commitment to balance fiscal discipline with targeted long-term growth is evidenced by our ability to limit the increase in total company expenses to 2% over the previous year. We achieved these levels of performance and continued our strategic progress through our focus on recruiting and retaining top talent, controlling operating costs, delivering solutions more efficiently, investing in and growing our OCG business and delivering high quality customer programs.

Fiscal 2013 Compensation Decisions and Actions

The Compensation Committee (“Committee”) set goals for 2013 that were designed to drive improved performance and achieve the targeted business results. For fiscal year 2013, the Committee approved the Company’s continued use of Earnings Per Share (“EPS”) as the corporate performance measure for the Short Term Incentive Plan (“STIP”). The Committee recommended that the Board maintain the performance measures of Cumulative After-Tax Earnings and Return on Sales (“ROS”) for the Long Term Incentive Plan (“LTIP”) covering the fiscal years 2013 through 2015. The Committee believes these measures will drive strategic long-term business performance and reinforce the alignment between executive compensation and Company performance. The Board agreed with the Committee’s recommendation and approved the proposed measures.

With the goal of compensating our key leaders competitively and rewarding them for achieving strategic business results that improve stockholder return, in 2013 the Compensation Committee:

•

Reviewed an internally prepared competitive benchmarking analysis, using a broader array of executive compensation survey sources. The Committee determined that annual target total cash compensation (defined as base salary and annual incentive) for the named executive officers was within a reasonable range of the market median. For target total direct compensation (defined as base salary, annual incentive and long term incentives), all of the named executive officers remain positioned below market competitive levels, due to the Company’s conservative long-term incentives;

•	Approved annual base salary increases averaging 2.6% for our U.S.-based named executive officers (generally aligned with the 3% annual salary increase budget for U.S. employees);

•	Made an annual grant of restricted stock (subject to a 4-year retention vesting schedule) to key executives including our named executive officers;

•	Made a grant of performance awards in January 2013 under the LTIP to senior officers, including the named executive officers, for the three-year period covering fiscal years 2013 through 2015;

•

Consistent with action taken on the U.S. qualified retirement plan, approved a discretionary contribution to the U.S. non-qualified retirement plan in which named executive officers participate equal to 1.0% of 2013 eligible compensation;

•

Based on 2013 EPS of $1.38, as adjusted for STIP, and in consideration of plan threshold EPS performance level of $0.70 and a target EPS performance level of $1.40, made payouts to named executive officers for corporate performance under our annual STIP equal to 98.0% of target incentive;

•

Updated the Company’s Insider Trading Policy and Section 16 Compliance Procedures to prohibit directors and officers from engaging in hedging, monetization or other derivative transactions in securities of the Company without prior approval of the Corporate Secretary; and

•	Reviewed an internally prepared benchmark analysis of the Company’s Executive Stock Ownership Requirements to ensure alignment with competitive market practice.

All of these compensation decisions and actions are discussed in more detail below.

Compensation Objectives

The Committee has established compensation programs designed to achieve the following objectives:

•	Align pay with short- and long-term performance results that directly influence stockholder value;

•	Motivate executives to achieve performance goals that should, over time, lead to increased stockholder value;

•	Retain executives necessary to successfully lead and manage the organization;

•	Attract key executives critical to the organization’s long-term success; and

•	Reward executives fairly for Company and individual performance.

Elements of Compensation for Named Executive Officers

The total compensation program for the named executive officers consists of the following major components:

•	Base Salary — necessary to attract key executives and reward them fairly for their day-to-day responsibilities;

•

Annual Cash Incentive — the core element of our pay-for-performance compensation that places a portion of each executive’s total compensation at risk by aligning payouts under the plan with short-term Company performance (and business unit performance as applicable);

•

Long-term Incentives — annual grants of restricted stock and a long-term (three-year) performance-based incentive plan that emphasizes the achievement of strategic long-term goals and objectives designed to improve shareholder value. Both vehicles support retention and align the interests of executive officers and shareholders;

•	Retirement Plan — contributions to a nonqualified retirement program available to all highly compensated U.S. employees to provide a competitive total reward package; and

•	Perquisites — a modest level of perquisites available to attract and retain key executives, including the named executive officers.

Benchmarking

The Committee understands the significance of its responsibilities and receives a substantial amount of information and input from both internal and external resources as a reference in support of its decision making. The Committee uses third-party survey data for comparably sized general industry companies and to a lesser extent, available peer group data for companies in our industry in determining the competitive positioning of total compensation.

Each executive’s performance is reviewed and compensation decisions are made on an annual basis (or as an executive’s duties and responsibilities change). Base salaries, target annual cash incentives and target long-term incentive opportunities are benchmarked against a group of comparable executive positions in general industry companies of similar revenue size as reflected in multiple third-party survey data. The composition of companies within the various surveys changes from time to time. The Committee generally manages target total cash compensation for its named executive officers at levels that approximate the median of the competitive market data. Although total cash compensation is targeted at the median value of the executive’s position in the marketplace, individual target total cash compensation may be above or below the median depending on the level of job responsibility, Company performance and individual performance. The Company’s approach to long-term incentives is conservative, and as such target total direct compensation for our named executive officers is below the median of the market data.

In 2013, a competitive executive compensation analysis was performed internally by the Company’s Human Resources Division, which included both an analysis of third-party survey data and a peer group review. Third-party survey data from Aon Hewitt, The Conference Board, Equilar, Mercer and Towers Watson was used, with the Equilar survey added in 2013 to enhance the survey array. Specific companies that participated in the third-party surveys were not a material factor in the Committee’s deliberations. The peer group analysis included a review of the most recent proxy filings of Manpower Inc. and Robert Half International Inc., companies in our industry with which we compete for talent. While peer group proxy data is used as a reference point for our industry, significantly more emphasis is given to the third-party surveys due to the strength of the data. The third-party survey data and peer group analysis represent “Market Data” when referenced throughout this Compensation Discussion and Analysis. The Human Resources Division provides the Committee historical and prospective compensation components for each executive officer. The Committee considers the results of this analysis and the recommendations of the Company’s Chief Executive Officer (the “CEO”) regarding total compensation for those executives reporting to him.

Executive Officer Performance Reviews

Annually, the Committee conducts a comprehensive executive officer performance review that includes identification of succession planning and officer development opportunities. Detailed executive performance review information for each of the senior executives, including the named executive officers, is prepared by the Chief Human Resources Officer. The performance review information for each of the named executive officers includes key annual initiatives, performance results, strengths and development opportunities. The CEO reviews the performance of the other named executive officers who report to him and presents their individual performance assessments, development plans and succession strategies to the Committee. Similarly, the Chief Operating Officer (“COO”) presents the individual performance assessments for his direct reports to the Committee. During the individual performance assessments, the Committee asks questions, renders advice and makes recommendations on matters that include individual development needs, succession planning and retention. The Company’s Executive Chairman and Chairman of the Board, and the Committee Chair present the performance review for the CEO to the other Committee members. None of the executive officers are present when their performance is being discussed by the Committee. The executive’s individual performance assessment is used by the Committee, together with the compensation analysis discussed in the previous section and the recommendations of the CEO, to determine compensation for the named executive officers.

Compensation Committee’s Role in Determining Executive Compensation

The Committee reviews, amends, approves and when appropriate recommends to the Board, incentive compensation plans, equity based plans, tax qualified retirement and investment plans, supplemental benefit plans including executive retirement plans, deferred compensation programs and employment and separation agreements for named executive officers. The Committee reviews and approves candidates for officer positions and recommends such candidates to the Board for annual or ad hoc election as officers. The

Committee approves the hiring of senior officers of the Company and the promotion of any officer to a senior officer position including the related compensation package. In addition, the Committee also reviews and advises the Board concerning the Company’s management succession plans including plans for development of key officers and plans for succession in case of an unexpected disability or departure of a senior officer.

On an annual basis, the Committee determines corporate financial goals and also individual target award opportunities for the named executive officers in accordance with the terms of the Company’s Short Term Incentive Plan. The Committee approves award payouts to the named executive officers individually based on the achievement of these pre-determined goals, as well as business unit results where applicable.

The Committee annually approves the grant of restricted stock, restricted stock units, stock options, long-term performance awards and other stock and cash-based awards to the Company’s senior officers pursuant to the terms of the Company’s Equity Incentive Plan (“EIP”), including vesting schedules, performance goals, exercisability and term, and reviews such awards made under delegated authority to other employees. Performance goals established by the Committee for the LTIP must be approved by the Board. The Committee reviews and amends, as appropriate, the stock ownership guidelines for senior officers and monitors compliance with the guidelines.

Annually, the Committee conducts a thorough review and assessment of each senior executive’s performance, compensation, development objectives and succession strategies. The Committee reviews each element of total compensation individually (base salary, annual cash incentive, long-term incentives) and total compensation in aggregate.

The Committee establishes performance objectives for the CEO on an annual basis in accordance with the process set forth in the Corporate Governance Principles at kellyservices.com. The Committee also evaluates the CEO’s performance and determines the CEO’s compensation. The CEO’s total compensation is comprised of the same elements as all of the other named executive officers. The determination of the CEO’s compensation is based on the measures and responsibilities deemed by the Committee to be relevant, including appropriate market comparisons. The CEO does not participate in recommendations or discussions related to his own compensation.

The Committee reviews and recommends to the Board for approval the frequency with which the Company will conduct Say on Pay votes and reviews and approves proposals regarding the Say on Pay vote to be included in the Company’s proxy statement. Currently, the frequency of the Company’s Say on Pay vote is annually, and as such the Committee considers the shareholder advisory vote on executive compensation as disclosed in the Company’s proxy statement each year and determines whether the voting results warrant consideration of changes in the pay programs for named executive officers. Based on the results of the 2013 vote, the Committee concluded that its executive compensation decisions were supported by shareholders and that the Company’s compensation programs did not require material changes in response to the vote.

Annually, the Committee reviews the Company’s compensation policies and practices for all employees to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. They discuss at least annually the relationship between risk management policies and compensation practices and, as appropriate, consider compensation policies and practices that could mitigate risk.

The Committee has the authority to make all determinations under the Incentive Compensation Recovery (Clawback) Policy in the event of a financial restatement that would result in a lower incentive payment amount for any of the Company’s Section 16(b) officers.

The Committee has the authority to retain independent consultants. Consultants retained by the Committee report directly to the Committee and the Committee determines the consultants’ scope of work and fees. In 2013 the Committee continued to retain a consultant from Aon Hewitt’s Executive Compensation Consulting Group to provide assistance with the review and design of our executive compensation programs. An annual assessment of the consultant’s independence using factors established by the SEC is conducted to ensure independence has been maintained. In 2013 the Committee reviewed and affirmed the independence of the compensation consultant to the Committee and concluded the work performed by the consultant did not raise a conflict of interest.

Compensation Decisions and Actions in 2013

Base Salary

Base salaries for the named executive officers are targeted to be competitive with Market Data to ensure that the Company can retain and attract the executives necessary to successfully lead and manage the organization. Base salaries are targeted to correspond within a range (typically plus/minus 10%) around the median of salaries in the Market Data, as individual base salaries will vary based upon the factors described below. Base salary is only one component of target total compensation and may be affected by other components to ensure that target total compensation meets compensation objectives.

The Committee reviews the base salaries of senior officers, including the named executive officers, on an annual basis, (or as an executive’s duties and responsibilities change). Base salaries are determined by the Committee for each of the senior officers based on the scope and responsibilities of the role, an individual’s experience and performance in the role, their current level of pay compared to Market Data, internal pay equity, the recommendation of the CEO and consideration of the Company’s salary adjustment budget.

Taking into consideration that we would still be operating in a difficult and uncertain economic environment, the Company took a very conservative approach to expenses and the 2013 budget. As a result, the timing of the annual review of base salaries was changed from May to August and the effective date of these increases was moved from July 1 to October 1.

In August 2013, the Committee conducted its annual review of base salaries of the named executive officers and considered the recommendation of the Chief Executive Officer in determining the salary adjustments for each of the other named executive officers. The annual base salary changes for the named executive officers approved by the Committee averaged 2.6% and were in line with the U.S. salary budget of 3%. These salary adjustments were effective October 1, 2013. The Committee also approved special adjustments for Mr. Quigley and Mr. Agnéus, in recognition of changes in their responsibilities, as noted below.

In consideration of the factors noted above, the following base salary adjustments for the named executive officers were approved by the Committee:

Named Executive Officer	2012 Base Salary	2013 Base Salary	Annual Adjustment %	Special Adjustment %
Carl T. Camden	$1,000,000	$1,000,000	0.0%
George S. Corona	$635,000	$655,000	3.1%
Patricia A. Little	$550,000	$567,000	3.1%
Michael S. Webster	$500,000	$515,000	3.0%
Peter W. Quigley	$345,000	$415,000	3.8%	15.9%
Leif Agnéus	$507,259	$574,963	N/A	13.3%

Notes:

•

No base salary adjustment was provided to Mr. Camden, in light of an increased focus on the CEO’s long-term incentives in order to move his target total direct compensation toward a more reasonable position relative to market median.

•	Mr. Quigley received a salary increase of 15.9% in recognition of his promotion to Senior Vice President, General Counsel and Assistant Secretary, effective January 1, 2013.

•

Mr. Agnéus received an adjustment to his base salary of 13.3% effective April 1, 2013. This adjustment replaced the interim pay that the Committee had approved for Mr. Agnéus in recognition of the responsibilities he took on leading the Company’s business operations in the APAC region, in addition to his leadership of the EMEA region, effective October 2012.

Annual Cash Incentive

The Committee believes that the named executive officers should have a meaningful percentage of their total compensation earned through annual “at risk” pay-for-performance cash incentives. The percentage of target total compensation at risk under the terms of the STIP increases significantly as the individual executive’s responsibilities and influence on overall corporate performance results increase. The STIP is designed to encourage executives to meet the Company’s short-term goals that align with overall corporate strategy and improve stockholder value.

In December of each year, the Committee approves the STIP target opportunity for the following plan year for each named executive officer. The STIP target opportunity is established as a percentage of each individual’s actual base salary earnings and is targeted at or around median Market Data, but may vary based upon individual factors. STIP payments for all participants are capped at 200% of target incentive; the STIP payment for each named executive officer is also capped at $2.0 million per year. The STIP target opportunity is reviewed by the Committee each year (or as an executive’s duties and responsibilities change) and may be modified based on changes in the role, current Market Data, individual performance and the percentage of the executive’s compensation that is intended to be “at risk.” In August 2013, the Committee reviewed the target incentive opportunity for each of the named executive officers and found that all were appropriately positioned relative to the median of the Market Data; accordingly, no changes were made to target incentive opportunities for the named executive officers. The following STIP target opportunities were in place for all of 2013:

Named Executive Officer	2013 STIP Target
Carl T. Camden	130%
George S. Corona	90%
Patricia A. Little	75%
Michael S. Webster	75%
Peter W. Quigley	65%
Leif Agnéus	65%

In December of each year, the Committee also determines the objective and, when appropriate, qualitative performance measures and the other terms and conditions of the STIP for the following plan year. For 2013, the Committee approved the continued use of EPS as the corporate performance measure for the STIP. EPS is seen as a robust and all-inclusive objective measure of the Company’s overall profitability. EPS for this purpose is the same as defined in the Company’s GAAP financial statements, excluding unusual or non-recurring items (e.g., changes in accounting principles, gains or losses from acquisitions or divestitures, restructuring costs and “extraordinary items”).

For the named executive officers other than Mr. Agnéus, the 2013 STIP calculations were based entirely on EPS. In order to reflect his areas of direct responsibility, the 2013 STIP calculation for Mr. Agnéus was based 45% on the performance of the EMEA Operations business unit, 25% on the performance of the APAC Operations business unit and 30% on corporate performance as measured by EPS. The Committee approved the use of “Contribution” as the performance measure for the EMEA and APAC Operations business units, which reflects “Earnings from Operations” as defined in the Company’s GAAP financial statements. The specific 2013 threshold, target and maximum levels of Earnings from Operations for each region were subsequently established and approved by the CEO. The corporate EPS threshold must be achieved in order for payment to be made under either of the business unit measures.

In December 2012, the Committee approved management’s recommendation to set $0.70 as the threshold EPS level for the 2013 STIP. Payout for threshold (or lower) performance under STIP is 0% of eligible base salary earnings. Each additional increment above the threshold earns prorated incentive payments up to the maximum. The threshold was set at a level equal to 50% of the target EPS result required to achieve the target level of incentive payout. This is generally consistent with the approach used in prior years, where threshold EPS ranged from 40% to 55% of target. The target EPS of $1.40 was seen as challenging, requiring strong execution against the Company’s strategic plan and continued vigilance around expense control. The maximum of $2.00 EPS required to attain a maximum payout under the 2013 STIP was set at a level deemed a substantial stretch and would have been the best result that the Company achieved since 2000. Based on 2013 fiscal year STIP EPS of $1.38, and in consideration of plan threshold and target EPS performance levels, the Committee approved payouts to named executive officers for corporate performance under our annual STIP equal to 98.0% of target incentive.

Based on 2013 performance of the EMEA and APAC Operations business units, and in consideration of established performance levels for each business unit, the Committee approved a payout level of 142% of target for the EMEA Operations business unit and a payout level of 200% of target for the APAC Operations business unit.

Performance Measure	Weightings		2013 Performance Metrics			2013 Actual Result	2013 Payout as % of Target
	Mr. Agnéus	Other NEOs	Threshold	Target	Maximum
Earnings Per Share (EPS)	30%	100%	$0.70	$1.40	$2.00	$1.38	98%
EMEA Operations Business Unit	45%	—	$7,472,425	$9,340,531	$14,010,797	$11,362,595	142%
APAC Operations Business Unit	25%	—	$60,000	$400,000	$800,000	$3,181,468	200%

Under the terms of the STIP, the Committee retains the right in its discretion to reduce a STIP award based on Company, business unit or individual performance. The Committee has no discretion to increase a STIP award for named executive officers (though the Committee may approve a special bonus for named executives on a discretionary basis to recognize exceptional performance or actions not related to objectives set forth in the STIP). Any awards made under the STIP are subject to the Company’s Incentive Compensation Recovery (Clawback) Policy.

Based on these performance results, at its February 12, 2014 meeting the Committee reviewed and approved payments to the named executive officers in accordance with the STIP program as follows:

Named Executive Officer	2013 Base Salary Earnings	2013 STIP Target %	2013 Payout as a Percentage of Target	2013 STIP Payout
Carl T. Camden	$1,000,000	130%	98.0%	$1,274,000
George S. Corona	$640,000	90%	98.0%	$564,500
Patricia A. Little	$554,250	75%	98.0%	$407,400
Michael S. Webster	$503,750	75%	98.0%	$370,300
Peter W. Quigley	$403,750	65%	98.0%	$257,200
Leif Agnéus	$430,144	65%	143.3%	$400,700

Notes:

•

In accordance with the terms of his severance agreement as discussed later in this section, the STIP payout for Mr. Agnéus was prorated for the period of time during the performance period that he was employed by the Company, January 1, 2013 through September 30, 2013. Amounts reported for Mr. Agnéus are converted from Swiss francs to U.S. dollars at an exchange rate of 1 CHF = 1.0416 USD. This is the rate used by the Company for budgeting purposes in 2013. (For reference purposes only, the 2013 weighted average exchange rate calculated by the Company’s finance department is 1 CHF = 1.0792 USD.)

•	Payouts are rounded to the nearest $100 using standard rounding.

Work Opportunity Tax Credits

In early 2013, Congress reinstated work opportunity credits for 2012 and 2013. Due to the timing of our fiscal year, 2012 financial results did not include the impact of the reinstatement. For STIP purposes, the Board adjusted the 2012 results to include estimated 2012 work opportunity credits of $9.3 million. The Company recorded these credits in the 2013 financial statements, and therefore has adjusted the 2013 STIP calculation to exclude the $9.3 million of credits included in the 2012 STIP results.

Long-Term Incentives

The EIP provides for incentives that reward executives for achieving the Company’s long-term growth and profitability goals. Such compensation is also intended to help the Company retain key employees, and it gives those employees shared financial interests with the Company’s stockholders that are believed to positively influence their job performance and longer-term strategic focus. The EIP allows for grants of equity and non-equity awards; and both types of awards were granted under the plan to the named executive officers in 2013 in the form of restricted stock and long-term performance awards.

Long Term Incentive Plan

In December 2011, the Committee approved a new performance-based long-term incentive plan for senior officers, including the named executive officers. The first performance period under the LTIP covers fiscal years 2012 through 2014. The LTIP was put in place to support a focus on performance against long-term strategic measures and as a step in improving the competitive positioning of the Company’s long-term incentive compensation, particularly at the EVP and above level. The Committee engaged Aon Hewitt for assistance in the design of the LTIP. The plan provides for grants of cash-based performance awards that vest based upon achievement of specific Company performance measures over a three-year period. Specific performance goals for each grant are established by the Committee at its December meeting, prior to the beginning of the three-year performance period. Individual LTIP target award amounts are established based upon each senior officer’s level within the Company and as approved by the Committee. Grants of performance awards can only be made to named executive officers during the first quarter of the Company’s fiscal year.

The second performance period under the LTIP covers fiscal years 2013 through 2015. The performance awards are earned based upon achievement of specific Company measures. The measures for the 2013-2015 performance period include a balance of performance as measured by Cumulative After-Tax Earnings and quality of such performance as measured by Return on Sales (ROS) in the final year of the performance period, each weighted equally at 50%. A threshold level of performance must be attained on at least one measure in order to earn a payout under the plan. Award amounts earned are based on the level of achievement for each of the performance measures, as indicated in the following chart:

	Results as % of Target			Opportunity Per Participant by Performance Level (Cash Value)
	Cumulative After-Tax Earnings (weighted 50%)	Return on Sales (weighted 50%)	Payout as % of Target	CEO	COO	EVP	SVP
Threshold	60%		50%	$112,500	$87,500	$62,500	$37,500
Target	100%		100%	$225,000	$175,000	$125,000	$75,000
Maximum	120%		150%	$337,500	$262,500	$187,500	$112,500

Performance awards are not payable to participants unless at least a threshold level of performance is attained. For the 2013 — 2015 performance awards, the Committee recommended and the Board approved a lower threshold that reflected a more realistic goal of 60% of target (as compared to 80% for the 2012-2014 performance awards). The threshold was lowered in order to maintain the motivation and long-term performance focus of participants. At the time, the Committee believed these goals were stretching, but attainable.

Under the terms of the EIP, the Committee retains the right in its discretion to reduce an LTIP award based on individual performance. The Committee has no discretion to increase an LTIP award for named executive officers. The LTIP is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code (the “Code”) and any awards made under the LTIP are subject to the Company’s Incentive Compensation Recovery (Clawback) Policy.

Based on Company performance for 2013, the first fiscal year of the three-year 2013-2015 LTIP performance period and the second fiscal year of the three-year 2012-2014 LTIP performance period, the likelihood that a threshold level of performance will be achieved for either three-year performance period is low; as such and consistent with our pay for performance philosophy, the Company is not currently accruing for a payout under either grant.

Restricted Stock

Restricted stock is considered by the Committee to be an effective vehicle to achieve the Company’s long-term compensation objectives:

•	Alignment with stockholder interests;

•	Facilitate retention through an extended pro-rata vesting structure; and

•	Support meaningful stock ownership.

The decision to grant stock-based awards to the named executive officers is considered by the Committee on an annual basis. The Committee considers Market Data, Company financial performance, individual performance, long-term potential, critical retention, award history and internal comparisons to determine individual awards.

At its August 6, 2013 meeting the Committee approved four-year restricted stock grants effective October 1, 2013 to the named executive officers, as detailed in the Summary Compensation Table and the Grants of Plan Based Awards Table. The timing of the Company’s restricted stock grants has historically and continues to be aligned with the timing of annual salary adjustments. The Company believes that such awards are an important component of competitive total compensation for our named executive officers and the four-year, pro-rata vesting feature supports the Company’s retention objective. The value of the restricted shares granted to each named executive officer provides a meaningful award that is still conservative relative to Market Data. The Committee made a small increase to the size of the restricted stock grant made to Mr. Camden in 2013 as compared to prior years, from 75,000 shares to 80,000 shares, in order to have a greater portion of his total compensation allocated to long-term incentives, thereby creating a pay mix that is still conservative on long-term incentives but moving toward a more reasonable position relative to market median. In establishing the amount of the awards, the Committee took into account that the slowly recovering economy and uncertain global market were still creating challenges for the Company. On an exception basis, the Committee has the authority to grant a restricted award with a vesting period of no less than twelve months. Restricted stock awards are forfeited upon involuntary termination without cause and are not accelerated in the case of a change in control.

At its December 14, 2012 meeting the Committee approved special grants of restricted stock for the following named executive officers:

Named Executive Officer	Restricted Share Awards (RSAs)
	Grant Date	Number Shares/Units	Award Type	Vesting Period
Michael S. Webster	1/4/2013	5,000	RSAs	1 year
Peter W. Quigley	1/4/2013	5,000	RSAs	4 years

Notes:

•

The special grant was made to Mr. Webster in recognition of the additional interim assignment he took on leading the Global Solutions organization during 2013. The grant was awarded with a special one-year vesting term in order to recognize the strategic importance of the Global Solutions organization that Mr. Webster agreed to lead in addition to his responsibilities for the Americas organization.

•	Mr. Quigley’s special grant was made in recognition of his promotion to Senior Vice President, General Counsel and Assistant Secretary.

Retirement Plan

In order to provide a competitive total compensation package for highly compensated employees in the U.S. who are not eligible to participate in the Company’s qualified 401(k) plan, the Company has established the Management Retirement Plan (the “MRP”), a nonqualified retirement plan. The named executive officers based in the U.S. are eligible to participate in the MRP. The MRP is a U.S. nonqualified defined contribution/deferred compensation plan available to all highly compensated employees as outlined by Section 414(q)(1)(B)(i) of the Code. All participants in the MRP can elect to defer from 2% to 25% of their annual base earnings and 2% to 50% of their annual incentive earnings. Matching and/or discretionary contributions may be made by the Company. Highly compensated employees in the U.S., including the named executive officers, are not allowed to participate in the Company’s qualified 401(k) plan, and other than MRP, there are no other retirement income plans available to highly compensated employees in the U.S. The MRP provides all participants, including the named executive officers, with a tax gross-up of Medicare taxes incurred on contributions to the plan. The Medicare tax gross-up provides for parity with other employees who are eligible to participate in the Company’s tax-qualified 401(k) plan and therefore do not pay Medicare tax on Company contributions.

The Committee periodically reviews the Company matching contribution rate for both the MRP and the Company’s qualified 401(k) plan. In February 2009, due to Company performance, the Company suspended this match for both the qualified and non-qualified plans. With the improvement in Company performance during 2010, the match was reinstated for both plans effective January 1, 2011.

On an annual basis, the Committee also reviews consideration of a discretionary Company contribution to the MRP based on Company financial performance. Discretionary contributions were suspended in 2008 and 2009 due to economic conditions and were reinstated for 2010 with the Company’s return to profitability. In January 2014, the Committee determined that MRP participants and participants in the tax-qualified 401(k) plan should receive a discretionary Company contribution equal to 1.0% of 2013 eligible compensation, to be contributed in the First Quarter 2014. Eligible compensation is defined as a participant’s taxable base, commission and eligible bonus compensation paid by the Company as reported on Form W-2 for the Plan Year.

Mr. Agnéus participated in a government-mandated occupational benefit program in Switzerland that includes a pension plan to which both he and the Company made contributions. Company contributions included a supplemental amount that exceeded the Swiss statutory mandated amounts.

Health and Welfare Benefits

The health and welfare plans provided to the named executive officers, except for Mr. Agnéus, are the same plans available to all regular staff employees, including Company-provided life insurance. During his employment, Mr. Agnéus was provided with a supplemental health care allowance and supplemental disability insurance that provided him with benefits that exceeded the Swiss statutory mandated amounts.

Perquisites

A modest level of perquisites is available to named executive officers:

Company aircraft — To facilitate conducting the Company’s business and provide a competitive advantage, a private aircraft service is available. Senior executives may utilize the aircraft service for business purposes. On rare occasions, an executive may use the aircraft service for personal non-business purposes. One of the named executive officers used the aircraft service for personal purposes in 2013, as detailed in the Summary Compensation Table.

Executive physical — To ensure senior officers monitor their health and general well-being, an annual physical examination is provided at the Company’s expense.

Vacation facility — Two Company-owned condominiums are available on a limited basis to employees at the Vice President level and above. None of the named executive officers used the vacation facility in 2013.

Company car — In keeping with market practice in Europe, the Company leased a car for Mr. Agnéus during his employment.

The total amount of perquisites in 2013 for each of the named executive officers was less than $10,000, except for Mr. Camden and Mr. Agnéus as detailed in the Summary Compensation Table.

Leif Agnéus Resignation/Separation

Mr. Agnéus resigned from the Company with an effective separation date of September 30, 2013. Mr. Agnéus and the Company mutually agreed to terminate his employment contract effective from his separation date and provide him with a severance agreement. Under the terms of his severance agreement, the Committee approved certain payments to Mr. Agnéus as described in the footnotes of the Summary Compensation Table.

Executive Compensation Governance

Stock Ownership and Retention Requirements

The Committee seeks to encourage meaningful stock ownership by the Company’s executives so as to align their interests more closely with stockholders’ interests. In 2005, the Committee approved the Executive Stock Ownership Requirements Plan (the “Stock Ownership Plan”) for senior officers. “Stock Ownership” is defined in the Stock Ownership Plan to include stock owned by the executive officer and immediate family members directly, the “net value” of any restricted stock awards not vested and shares held in trust. Net value is defined as 60% of the restricted stock award. The minimum share ownership requirement for senior officers by title is:

Minimum Share Ownership Requirements
CEO	COO	EVP	SVP
70,000	50,000	30,000	10,000

The Stock Ownership Plan allows six years for senior officers to meet their stock ownership requirements. Upon achievement of the minimum share ownership requirement, all executives are required to retain ownership of 50% of the net value of all restricted stock awards granted in the future, in order to build stock ownership over time. Stock ownership levels must be maintained as long as the executive is employed by the Company and is a participant in the Stock Ownership Plan. The Committee reviews each executive’s progress towards and compliance with the share ownership requirements on an annual basis. If the required level of ownership is not achieved within the specified time period, the Committee can eliminate or adjust the amount of any future equity awards.

During 2013, the Committee reviewed an internally prepared analysis of the Company’s Executive Stock Ownership Requirements to ensure that the plan is consistent with market practice. The Committee concluded the Company’s requirements (minimum ownership plus additional 50% retention) will result in ownership levels that are generally in line with the policies of other large, publicly-traded companies. However, the Committee did approve modifications to the plan document that more clearly define the compliance requirement.

As of December 31, 2013, all named executive officers had met their stock ownership requirement.

Incentive Compensation Recovery (Clawback) Policy

To support the Company’s focus on compensation program governance, the Committee approved implementation of an Incentive Compensation Recovery (Clawback) Policy at its February 17, 2011 meeting. This policy applies to awards granted under STIP and LTIP on or after January 1, 2011 to officers of the

Company who are subject to Section 16(b) of the Securities Exchange Act of 1934. These officers are required to repay or forfeit, to the fullest extent permitted by law and as directed by the Committee, any performance-based annual or long-term incentive compensation, based on the achievement of financial results that were subsequently restated due to the Company’s material non-compliance with the financial disclosure requirements of the federal securities laws, provided the amount of incentive compensation that would have been received or earned would have been lower had the financial results been properly reported.

Hedging and Pledging of Shares

The Company’s Insider Trading Policy and Section 16 Compliance Procedures as updated July 2013, provide that no director or officer of the Company shall engage in hedging, monetization or other derivative transactions in securities of the Company without prior approval of the Corporate Secretary. This includes short sales, failing to deliver Company securities sold, put or call options, swaps, collars, forward sale contracts, holding Company securities in a margin account, or pledging Company securities as collateral for a loan. The EIP does not allow the pledging, sale, assignment or transfer of shares in any manner, except if the Committee determines that a transfer will not violate any requirements of the SEC or IRS. The Committee may permit an inter vivos transfer by gift to or for the benefit of a family member of the grantee.

Tax and Accounting Implications

Deductibility of Executive Compensation

The STIP and LTIP have been designed so that the Company can provide performance-based compensation that allows for maximum deductibility under Section 162(m) of the Code and related regulations. The Code places a limit of $1 million on the amount of non performance-based compensation that can be deducted for tax purposes for the Chief Executive Officer and the other three highest paid executives (excluding the Chief Financial Officer) listed in the Summary Compensation Table. However, tax deductibility is only one factor considered in any decision regarding executive compensation. In order to best serve the Company and the interests of its stockholders, the Company may determine that payment of non-deductible compensation is necessary and appropriate to provide rewards consistent with the overall philosophy and objectives of the compensation program.

Compensation Committee Report

Prior to and at its meeting held on February 12, 2014, the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis presented in this proxy statement. Based on its review and subsequent discussions with management, the Committee approved the Compensation Discussion and Analysis and directed management to include it in this proxy statement.

This report is submitted by the Compensation Committee of the Board of Directors.

B. JOSEPH WHITE, CHAIR

JANE E. DUTTON

TERRENCE B. LARKIN

LESLIE A. MURPHY

DONALD R. PARFET

SUMMARY COMPENSATION TABLE 2013

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)(5)	Total ($)
Carl T. Camden	2013	1,000,000	—	1,594,400	—	1,274,000	—	163,079	4,031,479
President and	2012	992,500	—	968,250	—	1,148,300	—	189,243	3,298,293
Chief Executive	2011	966,800	—	1,007,400	—	1,747,000	—	98,921	3,820,121
Officer
George S. Corona Executive Vice President and Chief Operating Officer	2013 2012 2011	640,000 610,000 573,000	— — —	996,500 645,500 587,650	— — —	564,500 488,600 716,800	— — —	80,642 71,653 50,017	2,281,642 1,815,753 1,927,467
Patricia A. Little Executive Vice President and Chief Financial Officer	2013 2012 2011	554,250 540,000 520,000	— — —	498,250 322,750 646,415	— — —	407,400 336,900 469,800	— — —	63,132 79,576 45,189	1,523,032 1,279,226 1,681,404
Michael S. Webster Executive Vice President and General Manager - Americas	2013 2012 2011	503,750 487,500 467,000	— — —	577,900 322,750 419,750	— — —	370,300 325,400 391,200	— — —	43,902 51,238 39,506	1,495,852 1,186,888 1,317,456
Peter W. Quigley Senior Vice President, General Counsel and Assistant Secretary	2013	403,750	—	378,600	—	257,200	—	39,500	1,079,050
Leif Agnéus (6) Former Senior Vice President and General Manager, EMEA and APAC	2013	430,144	—	—	—	400,700	—	542,987	1,373,831

(1)	Represents 2011, 2012 and 2013 actual base salary earnings.

(2)

Reflects market value as determined by multiplying the number of shares granted by the Fair Market Value (FMV) on the grant date. FMV is determined by the closing price on the date of grant. The FMV for the Restricted Stock Awards granted on January 4, 2013 to Messrs. Quigley and Webster is $15.93 and to all named executive officers on October 1, 2013 is $19.93. The FMV for Restricted Stock Awards granted on July 1, 2012 is $12.91. The FMV for Restricted Stock Awards granted on July 1, 2011 is $16.79.

(3)

The amount reported for Mr. Agnéus in this column reflects his prorated (9/12 months) STIP award as earned for 2013, based on performance results as noted in the Annual Cash Incentive section of this document and as provided for in the terms of his severance agreement.

(4)

Amounts for named executive officers (other than Mr. Agnéus) include premiums paid for life insurance, dividends on unvested restricted shares, company contributions to the Management Retirement Plan (MRP), Medicare tax gross-ups on those MRP contributions, and perquisites. (See table below.) No highly compensated employees as outlined by Section 414(q)(1)(B)(i) of the Internal Revenue Code, including the named executive officers, are eligible to participate in the Company’s tax-qualified retirement plan. Company contributions to the

MRP include the Company match on participant deferrals and also a discretionary contribution of 1% of 2013 eligible earnings as explained in the Retirement Plan section of this document. The perquisite amount for Mr. Camden is for personal use of the Company aircraft service. Perquisites provided to the other named executive officers were less than $10,000 per individual and in accordance with the rules were not included in the amounts reported above.

Name	Group Term Life Premiums	Dividends on Restricted Shares	Company MRP Contributions	MRP Medicare Gross-ups	Perquisites	Total All Other Compensation
Carl T. Camden	$1,980	$30,625	$90,191	$6,113	$34,170	$163,079
George S. Corona	$1,676	$19,125	$56,430	$3,411	$0	$80,642
Patricia A. Little	$1,452	$14,288	$44,558	$2,834	$0	$63,132
Michael S. Webster	$1,320	$12,250	$28,441	$1,891	$0	$43,902
Peter W. Quigley	$1,056	$7,750	$29,033	$1,661	$0	$39,500

(5)

The amount reported for Mr. Agnéus includes the incremental cost for a company-provided auto and the Fair Market Value ($38,911) of this vehicle reflecting transfer of ownership to Mr. Agnéus as provided for in the terms of his severance agreement, dividends on unvested restricted shares, supplemental health care, supplemental disability insurance, a supplemental contribution to the government-mandated occupational pension benefit program and a special indemnity payment as provided for in the terms of his severance agreement. The special indemnity payment was paid to Mr. Agnéus in January 2014.

Name	Company- Provided Vehicle	Dividends on Restricted Shares	Supplemental Health Care	Supplemental Disability Insurance	Supplemental Pension Contribution	Special Indemnity Payment	Total All Other Compensation
Leif Agnéus	$76,123	$4,688	$2,812	$1,859	$6,987	$450,518	$542,987

(6)

Amounts reported for Mr. Agnéus are converted from Swiss francs to U.S. dollars at an exchange rate of 1 CHF = 1.0416 USD. This is the rate used by the Company for budgeting purposes in 2013. (For reference purposes only, the 2013 weighted average exchange rate calculated by the Company’s finance department is 1 CHF = 1.0792 USD.)

GRANTS OF PLAN-BASED AWARDS 2013(1)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)(4)			All Other Stock Awards: Number of Shares or Stock Units (#) (5)	Grant date fair value of stock and option awards ($)(6)
Name	Grant Date	Approval Date (2)	Threshold ($)	Target ($)	Maximum ($)
Carl T. Camden	STIP		0	1,300,000	2,000,000
	LTIP		112,500	225,000	337,500
	10/1/2013	8/6/2013				80,000	1,594,400
George S. Corona	STIP		0	576,000	1,152,000
	LTIP		87,500	175,000	262,500
	10/1/2013	8/6/2013				50,000	996,500
Patricia A. Little	STIP		0	415,688	831,375
	LTIP		62,500	125,000	187,500
	10/1/2013	8/6/2013				25,000	498,250
Michael S. Webster	STIP		0	377,813	755,625
	LTIP		62,500	125,000	187,500
	1/4/2013	12/14/2012				5,000	79,650
	10/1/2013	8/6/2013				25,000	498,250
Peter W. Quigley	STIP		0	262,438	524,875
	LTIP		37,500	75,000	112,500
	1/4/2013	12/14/2012				5,000	79,650
	10/1/2013	8/6/2013				15,000	298,950
Leif Agnéus(7)	STIP		0	279,594	559,187
	LTIP		37,500	75,000	112,500

(1)

The Company did not maintain an equity incentive plan (as defined under the executive compensation disclosure rules) and did not grant stock options during the 2013 fiscal year. Accordingly, these columns have been eliminated from the table.

(2)

The grants dated January 4, 2013 to Messrs. Webster and Quigley were special grants and were approved by the Committee on December 14, 2012. The grants dated October 1, 2013 to named executive officers were annual grants and were approved by the Committee on August 6, 2013.

(3)

Payout for threshold performance under the STIP is 0% of eligible base salary earnings. Each additional increment above the threshold earns prorated incentive payments up to the maximum as discussed in the Compensation Discussion and Analysis in the Annual Cash Incentive section. STIP maximum payout is 200% of target with an individual maximum payout of no more than $2,000,000 as required under the STIP.

(4)

At the December 14, 2012 meeting, the Committee approved the grant of cash-based Performance Awards on December 31, 2012, the first day of our fiscal year 2013. The Performance Awards are subject to achievement of specified performance goals over the three-year performance period for fiscal years 2013 — 2015. If earned, these awards will be paid in the first quarter of 2016.

(5)

Restricted Stock Award granted January 4, 2013 to Mr. Webster vests 100% on the first anniversary of the date of grant. Restricted Stock Award granted January 4, 2013 to Mr. Quigley vests ratably on each of the first four anniversaries of the date of grant (25% per year). Restricted Stock Awards granted October 1, 2013 vest ratably on each of the first four anniversaries of the date of grant (25% per year).

(6)

Market value is determined by multiplying the number of shares granted by the Fair Market Value (FMV) on the grant date. FMV is determined by the closing price on the date of grant. The FMV for the Restricted Stock Awards granted on January 4, 2013 is $15.93. The FMV for the Restricted Stock Awards granted on October 1, 2013 is $19.93.

(7)

The STIP Target and Maximum amounts shown for Mr. Agnéus are based on a full year of earnings. The terms of Mr. Agnéus’ severance agreement provided him with a prorated award based on the period of time he worked during the year (9/12 months). The Performance Awards granted to Mr. Agnéus on December 31, 2012 were forfeited effective with his separation and in accordance with the terms of the grant. Mr. Agnéus did not receive a Restricted Stock Award grant in 2013 due to his separation from the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Carl T. Camden	3,942	—		28.02	6/1/2014
	14,058	—		28.02	6/1/2014

	18,000	—				181,250	(1)	$4,583,813	—	—

George S. Corona	4,548	—		28.02	6/1/2014
	2,952	—		28.02	6/1/2014

	7,500	—				113,750	(2)	$2,876,738	—	—

Patricia A. Little	0	—		0	—	72,625	(3)	$1,836,686	—	—

Michael S. Webster	1,516	—		28.02	6/1/2014
	984	—		28.02	6/1/2014

	2,500	—				67,500	(4)	$1,707,075	—	—

Peter W. Quigley	2,500	—		28.02	6/1/2014
						42,500	(5)	$1,074,825	—	—

Leif Agnéus	0	—		0	—
						0	(6)	$0	—	—

(1)

Represents total number of unvested shares from the following grant dates and original vesting schedules: December 1, 2010 — 4-year graded vesting/15,000 shares remaining; July 1, 2011 — 4-year graded vesting/30,000 shares remaining; July 1, 2012 — 4-year graded vesting/56,250 shares remaining; and October 1, 2013 — 4-year graded vesting/80,000 shares remaining.

(2)

Represents total number of unvested shares from the following grant dates and original vesting schedules: December 1, 2010 — 4-year graded vesting/8,750 shares remaining; July 1, 2011 — 4-year graded vesting/17,500 shares remaining; July 1, 2012 — 4-year graded vesting/37,500 shares remaining; and October 1, 2013 — 4-year graded vesting/50,000 shares remaining.

(3)

Represents total number of unvested shares from the following grant dates and original vesting schedules: July 1, 2010 — 4-year graded vesting/3,375 shares remaining; December 1, 2010 — 4-year graded vesting/6,250 shares remaining; July 1, 2011 — 4-year graded vesting/19,250 shares remaining; July 1, 2012 — 4-year graded vesting/18,750 shares remaining; and October 1, 2013 — 4-year graded vesting/25,000 shares remaining.

(4)

Represents total number of unvested shares from the following grant dates and original vesting schedules: December 1, 2010 — 4-year graded vesting/6,250 shares remaining; July 1, 2011 — 4-year graded vesting/12,500 shares remaining; July 1, 2012 — 4-year graded vesting/18,750 shares remaining; January 4, 2013 — 1-year graded vesting/5,000 shares remaining; and October 1, 2013 — 4-year graded vesting/25,000 shares remaining.

(5)

Represents total number of unvested shares from the following grant dates and original vesting schedules: December 1, 2010 — 4-year graded vesting/3,750 shares remaining; July 1, 2011 — 4-year graded vesting/7,500 shares remaining; July 1, 2012 — 4-year graded vesting/11,250 shares remaining; January 4, 2013 — 4-year graded vesting/5,000 shares remaining; and October 1, 2013 — 4-year graded vesting/15,000 shares remaining.

(6)	There are no shares remaining, all unvested shares were cancelled on September 30, 2013, the effective date of Mr. Agnéus’ termination.

(7)	The market value is determined based on the closing market price of our common shares on the last trading day of the 2013 fiscal year, December 27, 2013 ($25.29).

OPTION EXERCISES AND STOCK VESTED 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Carl T. Camden	—	—	48,750	943,613
George S. Corona	—	—	36,250	678,800
Patricia A. Little	—	—	28,875	544,129
Michael S. Webster	—	—	23,750	446,275
Peter W. Quigley	—	—	11,250	219,375
Leif Agnéus	—	—	7,500	132,225

(1)

Value Realized on Vesting is calculated by multiplying the shares vested times the stock closing price on the day of vesting. Closing prices for shares that vested during the period for the named executive officers were as follows:

January 2, 2013 - $16.13
July 1, 2013 - $17.63
December 1, 2013 - $23.24

NONQUALIFIED DEFERRED COMPENSATION 2013

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)
Carl T. Camden	147,415	90,191	349,614	—	3,478,838
George S. Corona	90,288	56,430	52,326	—	1,234,211
Patricia A. Little	71,292	44,558	71,356	—	629,164
Michael S. Webster	50,375	28,441	62,687	—	790,146
Peter W. Quigley	58,065	29,033	67,485	—	587,312

(1)

Executives may defer a percentage of their base salary (up to 25%) and incentive earnings (up to 50%) for retirement. These amounts, as applicable, are reported as a part of the salary or incentive earnings found in the Summary Compensation Table.

(2)

For 2013, the Company authorized a discretionary contribution for all participants in MRP (as well as all participants in the tax-qualified 401(k) plan) equal to 1.0% of 2013 eligible earnings as defined in the section, Retirement Plan. The Company also provides matching contributions (50% of the first 8% of salary and incentive deferrals). Registrant Contributions in Last Fiscal Year above represent discretionary and Company matching contributions, and they are also reported as “All Other Compensation” in the Summary Compensation Table.

(3)

Represents actual earnings from the investment of the prior year aggregate balance plus the earnings on current year executive and Company contributions. The aggregate earnings are based on investment options that are also offered to employees who participate in the tax-qualified 401(k) plan and are not “above market”; therefore, they are not included in the Summary Compensation Table.

(4)

Participants may elect to receive distributions after separation from service or the later of a specified age and separation of service. Amounts may be paid as a lump sum, monthly installments for up to 20 years, or a combination of the two as elected by the participant.

(5)

Amounts reported in this column include the following amounts that have been reported in the Summary Compensation Table in 2006-2013: Carl T. Camden ($1,619,847), George S. Corona ($628,137), Michael S. Webster ($419,732); Named in the 2008-2012 proxies, beginning with her hire in 2008: Patricia A. Little ($451,920); Named in the 2013 proxy only: Peter W. Quigley ($87,098).

Potential Payments Upon Termination or Change in Control

Mr. Agnéus terminated employment during the year and is not entitled to any additional benefits from the Company other than the amount disclosed in the Summary Compensation Table.

In order to provide a mechanism to ensure retention of the named executive officers, the Board of Directors, upon the recommendation of the Compensation Committee, adopted an Executive Severance Plan (the “Severance Plan”) in April 2006 for a limited number of executive officers. The Severance Plan provides severance benefits to certain executive officers of the Company as outlined in the Plan, in the event their employment is terminated under certain circumstances as explained below. The Company does not provide special benefits upon a change in control or upon a termination following a change in control.

Under the portion of the Severance Plan covering the eligible named executive officers, each would be entitled to severance payments and benefits in the event that he or she experiences a “qualifying termination” (i.e., termination without cause by the Company or for good reason by the named executive officer, each as is defined in the Severance Plan). In the event of a termination for any reason, eligible named executive officers would be entitled to any earned compensation owed but not yet paid as of the date of termination. The eligible named executive officer would also be entitled to payment of vested benefits, if any. If the eligible named executive officer experiences a qualifying termination under the Severance Plan, the named executive officer would be entitled to the then-current target incentive established under the Company’s annual incentive plan for the year in which the named executive officer’s termination occurs. The target incentive would be adjusted on a pro rata basis according to the number of calendar days the eligible named executive officer was actually employed during such plan year. The named executive officer would not be eligible to receive a payment under STIP for the year in which his/her termination occurs, since a participant must be employed on the date the STIP award is paid following the completion of the performance period.

The eligible named executive officer would receive salary continuation payments in an amount equal to such multiple as may be identified in the Plan times the named executive officer’s base salary. The table following indicates the applicable multiple for each named executive officer. As identified in the table, certain named executive officers would be eligible to receive incentive continuation payments. The combination of salary continuation (and incentive continuation if applicable) amounts would be paid by the Company in installments over the severance period and in accordance with the Company’s standard payroll practice, subject to the requirements of Section 409A. The Company would provide comparable medical, dental, vision and hospitalization benefits to the eligible named executive officer and his or her eligible dependents for the severance period, provided the named executive officer continues to pay the applicable employee rate for such coverage.

The named executive officer, identified in the Severance Plan, will be eligible to receive reimbursement for professional outplacement services actually incurred during the initial 12-month period following termination, not to exceed $10,000.

The eligible named executive officers, as a condition to receiving payments under the Severance Plan, are required to agree not to directly or indirectly, individually or in any capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity, that is in direct competition with the business of the Company for the 12 months following termination.

During this period the eligible named executive officers must also agree to not induce any employee of the Company to terminate employment with the Company, nor knowingly offer employment to any person who is or who was employed by the Company unless such person has ceased to be employed by the Company for a period of at least six months.

Named executive officers covered under the Severance Plan may not disparage, slander or injure the business reputation or goodwill of the Company. Noncompliance may result in the loss of severance benefits.

The following two tables include the eligible named executive officers covered by the Severance Plan. The tables reflect different elements payable under the Severance Plan and their value if a named executive officer, who is a party to the Severance Plan, would experience a qualifying termination on December 29, 2013. All continuation amounts would be paid over the salary continuation period in compliance with Section 409A. Mr. Quigley is not a participant in the Executive Severance Plan that was implemented in 2006. Severance benefits for Mr. Quigley, if any, would be determined at the discretion of the Compensation Committee based upon the individual facts and circumstances at the time of his separation from the Company.

Executive Severance Plan Elements 2013

Name	Severance Plan Multiple (#)	Eligible for Incentive Earned but Not Paid As of 12/29/13	Eligible for Salary Continuation	Eligible for Incentive Continuation	Medical Plan Provided During Continuation Period	Reimbursement of Professional Outplacement Services
Carl T. Camden	2	Yes	Yes	Yes	Yes	Yes
George S. Corona	1	Yes	Yes	No	Yes	Yes
Patricia A. Little	1	Yes	Yes	Yes	Yes	Yes
Michael S. Webster	1	Yes	Yes	No	Yes	Yes

Executive Severance Values 2013

Name	Value of Incentive Earned but Not Paid as of 12/29/13 ($)(1)	Value of Salary Continuation ($)(2)	Value of Incentive Continuation ($)(3)	Value of Medical Plan Provided During Continuation Period ($)(4)	Allowed Reimbursement of Professional Outplacement Services ($)	Total Company Severance Expense ($)(5)
Carl T. Camden	1,300,000	2,000,000	2,600,000	20,790	10,000	5,930,790
George S. Corona	576,000	655,000	0	9,900	10,000	1,250,900
Patricia A. Little	415,688	567,000	415,688	9,900	10,000	1,418,276
Michael S. Webster	377,813	515,000	0	11,916	10,000	914,729

(1)

The Value of Incentive Earned but Not Paid represents the calculated target incentive for the named executive officers if they had terminated on December 29, 2013. If the termination date is other than the last day of the year, incentive earned would equal the target incentive prorated for the number of days worked in the year.

(2)	The Value of Salary Continuation is calculated by taking the annual salary times the relevant severance plan multiple according to the Severance Plan.

(3)

The Value of Incentive Continuation is calculated by taking the annual target incentive times the relevant severance plan multiple according to the Severance Plan, for the named executive officers to whom this element applies.

(4)

The value of Medical Plan Provided is calculated as the Company-paid portion of the Medical Plan cost, times the number of months eligible according to the Severance Plan. Costs include medical, dental and vision (assumes no change in Health Plan or coverage type) and assumes a 10% health care coverage cost increase in second year (as applicable). Executive continues to make normal employee contributions during the severance period.

(5)

Total Company Severance Expense is the sum of the Value of Incentive Earned but Not Paid, Salary Continuation, Incentive Continuation, Medical Plan Provided and Allowed Reimbursement of Outplacement Services.

Payment Upon Death

In the event of a named executive officer’s death while employed, the named executive officer’s beneficiary would receive a group-term life insurance benefit equal to the lesser of two times current base salary or $1.5 million. The amounts shown in the following table would have been payable under the Company-paid group term life plan if the named individuals had died on the last business day of the fiscal year.

Name	Group Term Life Death Benefit ($)
Carl T. Camden	1,500,000
George S. Corona	1,310,000
Patricia A. Little	1,134,000
Michael S. Webster	1,030,000
Peter W. Quigley	830,000

Treatment of Unvested Equity Awards in the Event of Death or Disability

In the event of a named executive officer’s termination of employment due to disability or death, the named executive officer (or the named executive officer’s beneficiary) would receive a pro rata settlement of unvested restricted stock outstanding at the time of termination. For each grant of restricted stock, the number of restricted shares settled would equal the total number of restricted shares originally granted times the ratio of days employed since the grant date divided by total number of days in the vesting period less the number of restricted shares already settled on the anniversary dates of the grant. The value of this pro rata settlement (assuming the December 27, 2013 stock value of $25.29) is shown in the table below.

Name	Value of Accelerated Restricted Stock ($)
Carl T. Camden	566,244
George S. Corona	354,641
Patricia A. Little	287,876
Michael S. Webster	327,657
Peter W. Quigley	153,332

Treatment of LTIP Performance Awards in the Event of Death, Disability or Termination Without Cause

In the event of a named executive officer’s termination of employment due to disability, death or termination by the Company without Cause, at the end of the performance period the named executive officer (or the named executive officer’s beneficiary) would receive a pro rata portion of the Performance Award that would have otherwise vested if employment had continued until the end of the performance period, based on the portion of the performance period that the officer was employed and based on the performance level achieved. Based on Company performance for both the first and second fiscal years of the three-year 2012-2014 LTIP performance period and the first fiscal year of the three-year 2013-2015 LTIP performance period, the likelihood that a threshold level of performance will be achieved under either performance period is low and as such, the Company is not accruing for a payout.

Name	Value of Prorated Performance Awards ($)
Carl T. Camden	0
George S. Corona	0
Patricia A. Little	0
Michael S. Webster	0
Peter W. Quigley	0

Director Compensation

A Director’s base retainer is $150,000. The Lead Director receives an additional retainer of $20,000. The Chair of the Audit Committee receives an additional retainer of $12,500 and the Chairs of the Compensation Committee and the Corporate Governance and Nominating Committee each receive an additional retainer of $7,500. Under the Non-Employee Directors Stock Plan, which was approved at the May 6, 2008 Annual Meeting of Stockholders, the Board of Directors is required to determine annually the percentage of their base retainer which will be used to acquire shares of Class A Common Stock and thus meet their stock ownership requirements. At the meeting of the Board of Directors following the 2013 Annual Meeting of Stockholders the Board agreed that one-third of their adjusted base retainer be applied to the purchase of shares.

The Directors were not awarded options pursuant to the 1999 Non-Employee Directors Stock Option Plan during 2013.

The following table sets forth the compensation paid to Mr. Adderley in his capacity as Executive Chairman and Chairman of the Board of Directors and to each of the non-officer Directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
C. M. Adderley	$100,007	$49,993	—	—	—	—	$150,000
T. E. Adderley	—	—	—	—	—	$990,948	$990,948	(2)
J. E. Dutton	$100,007	$49,993	—	—	—	—	$150,000
M. A. Fay, O. P.	$107,507	$49,993	—	—	—	—	$157,500
T. B. Larkin	$100,007	$49,993	—	—	—	—	$150,000
C. L. Mallett, Jr.	$100,007	$49,993	—	—	—	—	$150,000
L. A. Murphy	$112,507	$49,993	—	—	—	—	$162,500
D. R. Parfet	$120,007	$49,993	—	—	—	—	$170,000
B. J. White	$107,507	$49,993	—	—	—	—	$157,500
T. Saburi(3)	—	—	—	—	—	—	—

(1)	Represents the aggregate fair market value of grants of 2,974 shares of the Company’s Class A common stock having a fair market value of $16.81 per share on the award date of May 9, 2013.

(2)

Mr. Adderley is eligible to participate in the Company’s benefit plans and Management Retirement Plan. Other compensation includes base salary of $958,100, employer provided life insurance in the amount of $17,304, the incremental cost to the Company for personal use of airplane totaling $12,771 and a Medicare tax gross-up on the Company’s contributions to the Management Retirement Plan in the amount of $2,773. Mr. Adderley is not eligible to participate in the Company’s Short-Term Incentive Plan or Equity Incentive Plan. The Company also furnishes administrative staff support to Mr. Adderley related to his duties as Executive Chairman and Chairman of the Board.

(3)	Mr. Saburi serves as a designated representative on the Board of Directors of the Company; such service is without compensation.

Election of Directors

Proposal 1

Under our Restated Certificate of Incorporation the Board of Directors is to consist of no fewer than five and no more than eleven members, the exact number of directors to be determined from time to time by the Board of Directors. The Board of Directors has fixed the number of directors constituting the whole Board at ten. Directors are elected annually for one year terms.

The Board of Directors recommends that the nominees named on the following page be elected to serve as Directors for the one year term ending at the Annual Meeting of Stockholders held after the close of the fiscal year ending December 28, 2014.

If a nominee is unavailable for election for any reason on the date of the election of the director (which event is not anticipated), the persons named in the enclosed form of proxy may vote for the election of a person designated by a majority of the proxy attorneys present at the Annual Meeting. The Director will be elected by a plurality of the votes cast by holders of Class B common stock who are present in person, or represented by proxy, and entitled to vote at the Annual Meeting.

Listed on the following page are the names of the persons nominated for election as directors of the Company, each of whom is currently a director of the Company, their ages, principal occupations, other public companies of which they are directors, occupations held during the past five years (unless otherwise stated, the occupations listed have been held during the entire past five years) and the year in which they first became a director of the Company.

Nominees for Election as Director to be Elected for a One-Year Term

Name and Age	Year of Expiration of Elective Term	Principal Occupation	Year First Elected as Director
Terence E. Adderley Age 80	2014	Executive Chairman and Chairman of the Board of Directors (1998 — present).	1962

Carol M. Adderley Age 54	2014	Writer and researcher in the Humanities.	2010
Carl T. Camden Age 59	2014	President and Chief Executive Officer (2006 — present); Director, Temp Holdings Co., Ltd. (2006 — present).	2002
Jane E. Dutton Age 61	2014	Robert L. Kahn, Distinguished University Professor of Business Administration and Psychology, The University of Michigan Business School (2007 — present).	2004
Terrence B. Larkin Age 59	2014	Executive Vice President, Business Development, General Counsel and Corporate Secretary, Lear Corporation (2008 — present).	2010
Conrad L. Mallett, Jr. Age 60	2014	DMC Chief Administrative Officer (2011 — present); Director, Lear Corporation (2002 — present); President and Chief Executive Officer, Sinai-Grace Hospital (2004 — 2011).	2011
Leslie A. Murphy Age 62	2014	President and CEO, Murphy Consulting, Inc. (2008 —present); Certified Public Accountant; Member of AICPA’s Governing Council (2008 — present); Director, Detroit Legal News Company (2012 — present); member of NACD Advisory Council on Risk Oversight (2012 — present).	2008
Donald R. Parfet Age 61	2014	Managing Director of Apjohn Group, LLC (2001 — present); General Partner of Apjohn Ventures Fund (2003 — present); Director, Rockwell Automation, Inc. (2008 — present); Director, Masco Corporation (2012 — present).	2004
Toshio Saburi Age 64	2014	Executive Director and Member of the Board of Directors of Temp Holdings Co., Ltd. (2008 — present); Tempstaff Corporate Planning Division (2005 — present); Chief Executive Officer, TS Kelly Workforce Solutions (2012 — 2014).	2010
B. Joseph White Age 67	2014	President Emeritus and the James F. Towey Professor of Business and Leadership, University of Illinois (2009 — present); President, University of Illinois (2005 — 2009).	1995

Advisory Vote on Executive Compensation

Proposal 2

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to align pay “at risk” with performance and retain, attract and reward our named executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the Company’s financial performance, individual performance, long-term potential and critical retention as well as market realities. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation program, including information about the fiscal year 2013 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Proposal 3

At its February 12, 2014 meeting, the Audit Committee approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for the year ending December 28, 2014. The Board of Directors seeks ratification of the appointment. This firm has served as the Company’s independent registered public accounting firm for many years and is considered to be well qualified. As in prior years, representatives of that firm are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.

Duties

Management is responsible for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the report on the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to the operating effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

Service Fees Paid to PricewaterhouseCoopers LLP, the Company’s Independent Registered Public Accounting Firm

	2013 ($)	2012 ($)
Audit Fees	$2,817,400	$2,880,050
Audit Related Fees	—	—
Tax Fees	0	5,240
All Other Fees	4,400	1,800

Total	$2,821,800	$2,887,090

Audit Fees:    Services rendered during the years ended December 29, 2013 and December 30, 2012 were for the audits and quarterly reviews of our consolidated financial statements, statutory audits, attestation of controls, issuance of consents and assistance with review of documents filed with the SEC.

Tax Fees:    Services rendered during the year ended December 30, 2012 were related to assistance with worthless stock deductions related to foreign subsidiaries.

All Other Fees:    For 2013 and 2012, $1,800 (each year) represented services related to accounting research tools. For 2013, the remaining $2,600 represented services related to an application to store data outside of Norway.

Pre-Approval Policy

The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services of the independent registered public accounting firm prior to their engagement by the Company. In conjunction with the pre-approval, the Audit Committee considers whether non-audit services are consistent with the rules and regulations of the SEC on auditor independence. The authority of the Committee is detailed in its charter, which is posted on the Company’s website at kellyservices.com.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 29, 2013, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with PwC, the matters required to be discussed by the statement on PCAOB AU Section 380 Communication With Audit Committees; and

(3) has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board at its February 12, 2014 meeting that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2013 filed with the SEC. The Board approved this inclusion.

THE AUDIT COMMITTEE LESLIE A. MURPHY, CHAIR MAUREEN A. FAY TERRENCE B. LARKIN CONRAD L. MALLETT, JR.

Stockholder Communications

Stockholders may communicate with the Board of Directors, in writing, addressed to the Board of Directors and mailed to the Corporate Secretary, Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084-4782. All written stockholder communications will be summarized and reported to the Board at its regularly scheduled meetings.

Stockholder Proposals

Proposals of stockholders intended to be included in the proxy statement to be prepared by the Company in connection with the Company’s 2015 Annual Meeting of Stockholders must be received by the Corporate Secretary, Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084-4782, no later than December 10, 2014.

Other Matters

At the date of this proxy statement the Company knows of no matters, other than the matters described herein, that will be presented for consideration at the Annual Meeting. If any other matters do properly come before the Annual Meeting, all proxies signed and returned by holders of the Class B common stock, if not limited to the contrary, will be voted thereon in accordance with the best judgment of the persons voting the proxies.

A copy of the Company’s Annual Report and Annual Report on Form 10-K as of December 29, 2013, the close of the Company’s latest fiscal year, has been mailed or otherwise made available to each stockholder of record. The expense of preparing, printing, assembling, and mailing the accompanying form of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition, the Company may reimburse brokers or nominees for their expenses in transmitting proxies and proxy material to principals.

It is important that the proxies be returned promptly. Therefore, stockholders are urged to execute and return the enclosed form of proxy in the enclosed postage prepaid envelope or vote via the internet or telephone.

By Order of the Board of Directors JAMES M. POLEHNA Vice President and Corporate Secretary

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions Available 24 hours a day, 7 days a week. Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 6, 2014.
Vote by Internet
• Go to www.envisionreports.com/kelyb
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - T.E. Adderley	☐	☐	02 - C.M. Adderley	☐	☐	03 - C.T. Camden	☐	☐	+

	04 - J.E. Dutton	☐	☐	05 - T.B. Larkin	☐	☐	06 - C.L. Mallett, Jr.	☐	☐

	07 - L.A. Murphy	☐	☐	08 - D.R. Parfet	☐	☐	09 - T. Saburi	☐	☐

	10 - B.J. White	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To approve, by advisory vote, the Company’s executive compensation.	☐	☐	☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

4.	To transact any other business as may properly come before the Meeting or any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1 U P X	+

01SPWB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2013 Annual Report to stockholders are available at:

www.envisionreports.com/kelyb

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Kelly Services, Inc.

999 West Big Beaver Road

Annual Meeting of Stockholders - May 7, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby names, constitutes and appoints George S. Corona and Peter W. Quigley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kelly Services, Inc. Class B Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 7, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

(Continued to be marked, dated and signed, on the other side.)